EXHIBIT 99.1
                                                                   ------------

FOR IMMEDIATE RELEASE
---------------------


For:     MAF Bancorp, Inc.              Contacts:     Jerry A. Weberling, Chief
         55th Street & Holmes Avenue                    Financial Officer
         Clarendon Hills, IL 60514                    Michael J. Janssen, Senior
                                                        Vice President
         www.mafbancorp.com                           (630) 325-7300


              MAF BANCORP REPORTS RECORD RESULTS OF $.58 PER SHARE
                             FOR THE SECOND QUARTER


Clarendon Hills, Illinois, July 20, 2000 - MAF Bancorp, Inc. (MAFB) announced today that earnings per share for the quarter ended June 30, 2000 increased 9% to a record $.58 per diluted share, compared to $.53 per diluted share reported in last year's second quarter. The strong results for the quarter were attributable to higher net interest income which increased by 10% from a year ago, growth in deposit account service charges which increased by 22% from last year, as well as from a lower effective tax rate and a lower number of outstanding shares resulting from ongoing stock repurchases. These improvements were partially offset by an increase in non-interest expense. Last year's second quarter results included a $2.9 million gain on the sale of a large commercial parcel, equal to $.07 per diluted share. Exclusive of this gain, and excluding a $251,000 commercial parcel gain in the current period, diluted earnings per share in the current period increased by 24% over last year's second quarter.

Net income for the period totaled $13.7 million compared to $13.2 million in the year earlier period. Cash earnings per share (diluted), which excludes amortization of goodwill and deposit base intangibles, totaled $.62 in the current quarter compared to $.57 in last year's second quarter. Return on average equity was 15.43% in the current quarter and the return on average assets was 1.12%.

Net interest income, after provision for loan losses, totaled $31.8 million for the quarter ended June 30, 2000 compared to $28.8 million a year ago and $30.2 million in the quarter ended March 31, 2000. The net interest margin improved over the past three months to 2.75% compared to 2.71% for the quarter ended March 31, 2000. In last year's second quarter, the net interest margin was 2.94%. The yield on average interest-earning assets increased 15 basis points to 7.26% over the past three months while the cost of interest-bearing liabilities increased by 11 basis points to 4.87%. Despite the modest improvement over the past three months, management expects that there will be pressure on the net interest margin for the remainder of this year due to higher funding costs from upward repricing of certificates of deposit and borrowed funds.

Average interest-earning assets in the current quarter grew to $4.67 billion from $3.93 billion reported for last year's second quarter and up from $4.51 billion reported for the quarter ended March 31, 2000. Increases in loans receivable balances led to the growth in interest-earning assets. The balance sheet loan growth was generated from the high concentration of adjustable rate loan originations which the Bank has generally retained in its portfolio. Loan volume totaled $429.3 million in the current quarter, modestly lower than the $464.0 million reported for the quarter ended June 30, 1999 but up considerably from the $302.4 million reported for the quarter ended March 31, 2000.

Non-interest income declined to $7.8 million in the current quarter, compared to $9.6 million reported in the second quarter of last year. Exclusive of the $251,000 and $2.9 million gains on commercial property sales included in the current period and last year's second quarter, respectively, total non-interest income increased by 12%. Positive results in real estate development income and higher fee income from deposit account products were offset by reduced gains on sales of loans, and a loss of approximately $700,000 on a sale of a mortgage-backed security from the available for sale portfolio.

The Company's real estate development operation reported outstanding results in the current quarter, with income totaling $2.7 million. A total of 169 residential lots were sold in the current quarter compared to 140 lots in last year's second quarter. Results in the Company's Tallgrass of Naperville development continue to be excellent, accounting for $2.3 million of the real estate development income in the second quarter, on sales of 92 residential lots. The Company had a total of 51 lots under contract at June 30, 2000, including 46 lots in the Tallgrass development. The strong demand for lots in the Tallgrass subdivision has reduced available inventory pending completion of improvements in the next phase of the project. As a result, real estate development income in the next quarter will be lower than in the current quarter.

Deposit account service fees totaled $3.1 million for the current quarter, up 22% from the $2.5 million reported for the quarter ended June 30, 1999. Deposit account fee income is one of the Company's strongest revenue growth areas, reflecting the Company's focus on growing its transaction account base. Total checking accounts exceeded 110,000 at quarter end, increasing at an annualized rate of 15.5% during the first six months of this year.

Higher interest rates and competitive pricing pressures led to continued low mortgage banking profits resulting from loan sales. Total loan sales generated gains of $105,000 in the current quarter compared to $382,000 a year ago. Loan sales in the current quarter totaled $73.8 million compared to $72.7 million for the quarter ended June 30, 1999.

Non-interest expense totaled $18.0 million in the current quarter, compared to $16.5 million reported for the quarter ended June 30, 1999 and $17.7 million for the quarter ended March 31, 2000. Compensation and benefits expense totaled $10.1 million in the current quarter, compared to $9.3 million a year ago. This change was primarily due to normal compensation increases and compensation associated with three additional branch locations. As previously announced, the Company completed the purchase of two Illinois branches from M&I Bank, FSB, during the current quarter.

The ratio of total non-interest expense to average assets improved to 1.47% for the current quarter, compared to 1.59% in last year's second quarter and 1.50% three months ago. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 45.13%, considerably better than peer group averages.

Income tax expense totaled $7.9 million in the current quarter, equal to an effective income tax rate of 36.7%, compared to $8.7 million and an effective tax rate of 39.6% for the quarter ended June 30, 1999. The lower effective income tax rate in the current period compared to a year ago was primarily the result of proactive tax planning involving the 1999 transfer of Bank portfolio assets to an operating subsidiary.

Asset quality improved considerably during the quarter as a large foreclosed real estate parcel was sold. Non-performing assets at June 30, 2000 declined by $8.2 million to $16.2 million, or .33% of total assets, compared to $24.5 million or .51% of total assets at March 31, 2000. The decline was largely attributable to the sale of a $6.1 million commercial office building during the quarter. The Company recorded a provision for loan losses of $300,000 in the current quarter, with no net charge-offs recorded. The Bank's allowance for loan losses was $17.9 million at June 30, 2000, equal to 117.1% of total non-performing loans, 110.0% of total non-performing assets and .43% of total loans receivable.

For the six months ended June 30, 2000, net income totaled $26.8 million compared to $24.9 million for the comparable period last year. Earnings per share increased to $1.13 per diluted share compared to $.99 per diluted share, an increase of 14%. Exclusive of the gains on sale of commercial land equal to $.01 per share and $.07 per share included in the 2000 and 1999 results, respectively, the year-over-year earnings per share increase was 22%. Return on average equity was 15.16% for the current six-month period and return on average assets was 1.11%.

Net interest income after provision for loan losses totaled $62.0 million, up 8.9% from the $56.9 million reported for the first six months of 1999. The net interest margin declined to 2.73% in the current six-month period compared to 2.94% a year ago, while average interest-earning assets expanded by 17.7% to $4.59 billion from $3.90 billion last year.

Non-interest income declined by $1.4 million for the first six months of 2000 compared to 1999, the result of declines in the net gains from sale of loans and securities totaling $2.8 million. Income from real estate operations improved by $638,000, or 14.1%, and deposit account service fees increased by $924,000, or 19.5%. Non-interest expenses increased by $3.0 million, or 9.1%, due in part to the Company's internal growth and branch acquisitions as well as from increased marketing costs relating to the Company's radio-based branding campaign. This initiative, along with heavier print

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

advertising for deposit products, has been instrumental in expanding total deposits and new retail checking account openings.

Total assets increased to $4.99 billion at June 30, 2000, up $171.4 million from the $4.82 billion reported at March 31, 2000. The growth in assets during the three-month period was driven by an increase in loans receivable of $173.7 million. The balance of loans receivable at June 30, 2000 stood at $4.20 billion. Deposit balances grew by $119.8 million in the quarter, including $91 million from the purchase of the two branch offices during the quarter.

Borrowed funds increased by $42.2 million to $1.67 billion at June 30, 2000, compared to $1.62 billion at March 31, 2000. Total stockholders' equity was $359.2 million at June 30, 2000, resulting in a stated book value per share of $15.51 and a tangible book value per share of $12.43. The Company repurchased 291,000 shares of its common stock during the current quarter at an average price of $16.74 per share. The Bank's tangible, core and risk-based capital percentages of 6.03%, 6.03% and 11.59%, respectively, at June 30, 2000 exceeded all regulatory requirements by a significant margin.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 27 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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

                       MAF BANCORP, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)



                                                                            THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                                 JUNE 30,                JUNE 30,
                                                                            ------------------    -------------------
                                                                             2000       1999        2000       1999
                                                                            -------    -------    --------   --------
                                                                               (UNAUDITED)             (UNAUDITED)

Interest income......................................................       $84,631    $68,895    $164,722   $136,333
Interest expense.....................................................        52,570     39,852     102,118     78,887
                                                                            -------    -------    --------   --------
 Net interest income.................................................        32,061     29,043      62,604     57,446
Provision for loan losses............................................           300        250         600        500
                                                                            -------    -------    --------   --------
 Net interest income after provision for loan losses.................        31,761     28,793      62,004     56,946
Non-interest income:
 Gain (loss) on sale of:
    Loans receivable.................................................           105        382         154      1,838
    Mortgage-backed securities.......................................          (658)        32        (650)        36
    Investment securities............................................             -          -         133        538
    Foreclosed real estate...........................................           132        108         204        120
 Income from real estate operations..................................         2,701      3,917       5,176      4,538
 Deposit account service charges.....................................         3,100      2,541       5,670      4,746
 Loan servicing fee income...........................................           473        654       1,029      1,030
 Brokerage commissions...............................................           476        627       1,154      1,219
 Other...............................................................         1,489      1,376       2,707      2,888
                                                                            -------    -------    --------   --------
    Total non-interest income........................................         7,818      9,637      15,577     16,953
Non-interest expense:
 Compensation and benefits...........................................        10,112      9,269      20,257     18,735
 Office occupancy and equipment......................................         1,990      1,818       3,905      3,625
 Federal deposit insurance premiums..................................           149        393         296        797
 Data processing.....................................................           736        600       1,452      1,191
 Advertising and promotion...........................................           888        823       1,890      1,355
 Amortization of goodwill ...........................................           811        650       1,495      1,300
 Amortization of core deposit intangibles............................           373        327         649        654
 Other...............................................................         2,938      2,644       5,739      5,047
                                                                            -------    -------    --------   --------
    Total non-interest expense.......................................        17,997     16,524      35,683     32,704
                                                                            -------    -------    --------   --------
    Income before income taxes.......................................        21,582     21,906      41,898     41,195
Income taxes.........................................................         7,911      8,667      15,118     16,277
                                                                            -------    -------    --------   --------
    Net income.......................................................       $13,671    $13,239    $ 26,780   $ 24,918
                                                                            =======    =======    ========   ========

Basic earnings per share.............................................       $   .59    $   .55    $   1.14   $   1.02
                                                                            =======    =======    ========   ========
Diluted earnings per share...........................................           .58        .53        1.13        .99
                                                                            =======    =======    ========   ========


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

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)


                                                                                         JUNE 30,        DECEMBER 31,
                                                                                           2000              1999
                                                                                        ----------       ------------
                                                                                        (UNAUDITED)


ASSETS
------

Cash and due from banks.........................................................        $   56,534        $   71,721
Interest-bearing deposits.......................................................            22,682            51,306
Federal funds sold..............................................................           108,969            35,013
Investment securities, at cost (fair value of $12,388 and $12,321)..............            12,060            11,999
Investment securities available for sale, at fair value.........................           173,466           194,105
Stock in Federal Home Loan Bank of Chicago, at cost.............................            80,775            75,025
Mortgage-backed securities, at amortized cost
  (fair value of $85,576 and $92,095)...........................................            88,965            94,251
Mortgage-backed securities available for sale, at fair value....................            27,337            39,703
Loans receivable held for sale..................................................            35,973            12,601
Loans receivable, net of allowance for losses of $17,870 and $17,276............         4,160,524         3,871,968
Accrued interest receivable.....................................................            26,248            23,740
Foreclosed real estate..........................................................               981             7,415
Real estate held for development or sale........................................            10,919            15,889
Premises and equipment, net.....................................................            45,523            42,489
Other assets....................................................................            71,111            49,640
Intangible assets, net of accumulated amortization of $12,699 and $10,555.......            71,179            61,200
                                                                                        ----------        ----------
                                                                                        $4,993,246        $4,658,065

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Liabilities:
 Deposits.......................................................................         2,876,553         2,699,242
 Borrowed funds.................................................................         1,665,075         1,526,363
 Advances by borrowers for taxes and insurance..................................            37,785            34,767
 Accrued expenses and other liabilities.........................................            54,668            44,772
                                                                                        ----------        ----------
    Total liabilities...........................................................         4,634,081         4,305,144
                                                                                        ----------        ----------

Stockholders' equity:
 Preferred stock, $.01 par value; authorized
    5,000,000 shares; none outstanding                                                           -                 -
 Common stock, $.01 par value;
    80,000,000 shares authorized; 25,420,650 shares issued;
    23,161,974 and 23,911,508 shares outstanding................................               254               254
 Additional paid-in capital.....................................................           197,343           194,874
 Retained earnings, substantially restricted....................................           213,506           198,156
 Stock in Gain Deferral Plan; 226,640 and 223,453 shares........................               595               511
 Accumulated other comprehensive loss...........................................            (3,035)           (3,675)
 Treasury stock, at cost; 2,485,316 and 1,732,595 shares........................           (49,498)          (37,199)
                                                                                        ----------        ----------
       Total stockholders' equity...............................................           359,165           352,921
Commitments and contingencies...................................................        __________        __________
                                                                                        $4,993,246        $4,658,065


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

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)


                                                                JUNE 30,     DECEMBER 31,     JUNE 30,
                                                                  2000           1999           1999
                                                              ------------   ------------   ------------


Book value per share.......................................   $     15.51    $     14.76    $     14.24
Tangible book value per share..............................         12.43          12.20          11.74
Stockholders' equity to total assets.......................          7.19%          7.58%          8.04%
Tangible capital ratio (Bank only).........................          6.03%          6.32%          6.53%
Core capital ratio (Bank only).............................          6.03%          6.32%          6.53%
Risk-based capital ratio (Bank only).......................         11.59%         12.32%         12.66%
Common shares outstanding:.................................
 Actual....................................................    23,161,974     23,911,508     24,156,627
 Basic (weighted average)..................................    23,245,139     24,043,647     24,139,952
 Diluted (weighted average)................................    23,518,493     24,593,038     24,894,128

Non-performing loans.......................................   $    15,262    $    15,645    $    13,056
Non-performing assets......................................        16,244         23,061         22,084
Allowance for loan losses..................................        17,870         17,276         16,978
Non-performing loans to total loans........................           .36%           .40%           .38%
Non-performing assets to total assets......................           .33%           .50%           .52%
Allowance for loan losses to total loans...................           .43%           .44%           .49%
Mortgage loans serviced for others.........................   $ 1,247,136    $ 1,226,874    $ 1,129,715
Investment in Bank real estate subsidiaries................         5,929          7,930         10,706



                                                           THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                JUNE 30,                            JUNE 30,
                                                       ----------------------------       ---------------------------
                                                          2000              1999             2000             1999
                                                       ----------        ----------       ----------       ----------

Average balance data:
 Total assets..................................        $4,903,009        $4,157,126       $4,817,044       $4,119,912
 Loans receivable..............................         4,118,049         3,457,332        4,034,245        3,410,019
 Interest-earning assets.......................         4,668,637         3,934,544        4,588,169        3,898,114
 Deposits......................................         2,700,355         2,554,424        2,641,760        2,544,095
 Interest-bearing liabilities..................         4,325,660         3,626,342        4,249,779        3,589,396
 Stockholders' equity..........................           354,494           337,846          353,406          338,722
Performance ratios (annualized):...............
 Return on average assets......................              1.12%             1.27%            1.11%            1.21%
 Return on average equity......................             15.43             15.67            15.16            14.71
 Average yield on interest-earning assets......              7.26              7.00             7.19             7.00
 Average cost of interest-bearing
    liabilities................................              4.87              4.41             4.82             4.43
 Interest rate spread..........................              2.39              2.59             2.37             2.57
 Net interest margin...........................              2.75              2.94             2.73             2.94
 Average interest-earning assets to
    average interest-bearing liabilities.......            107.93            108.50           107.96           108.60
 Non-interest expense to average assets........              1.47              1.59             1.48             1.59
 Non-interest expense to average assets
    and loans serviced for others..............              1.17              1.25             1.08             1.25
 Efficiency ratio..............................             45.13             42.72            45.72            44.28
Loan originations and purchases................        $  429,323        $  464,014       $  736,229       $  855,124
Loans and mortgage-backed securities
 sold .........................................            73,772            72,672          109,484          211,869
Cash dividends declared per share..............               .10               .09              .19              .16


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